New York Mortgage Trust Reports Third Quarter 2008 Results

NEW YORK, NY - November 6, 2008 - New York Mortgage Trust, Inc. (the “Company” or “NYMT”) (NASDAQ: NYMT), a self-advised real estate investment trust (REIT) engaged in the investment in and management of Agency mortgage-backed securities (MBS) and high credit quality residential adjustable rate mortgage (ARM) loans, today reported results for its third quarter ended September 30, 2008.

Summary of Third Quarter 2008

•
Consolidated net income of $1.0 million, or $0.11 per common share, for the quarter ended September 30, 2008, as compared with a net loss of $20.7 million, or $11.39 per common share, for the quarter ended September 30, 2007.

•	Declared third quarter dividend of $0.16 per common share that was paid on October 27, 2008.

•
Portfolio margin was 136 basis points for the quarter ended September 30, 2008, as compared with 143 basis points for the quarter ended June 30, 2008, and 85 basis points for the quarter ended March 31, 2008.

•
Delinquencies greater than 60 days on loans held in securitization trusts decreased to 1.65% of the loan portfolio as of September 30, 2008, as compared to 1.81% as of June 30, 2008 and 2.02% as of March 31, 2008. The loans held in securitization trusts totaled $357.5 million as of September 30, 2008 as compared to $377.0 million as of June 30, 2008 and $398.3 million as of March 31, 2008.

•
Real Estate Owned related to loans held in securitization trusts was 0.40% of the loans held in securitization trusts as of September 30, 2008, as compared to 0.99% as of June 30, 2008 and 1.21% as of March 31, 2008.

•
Leverage ratio at September 30, 2008 was 7 to 1. As of September 30, 2008, the Company had $13.3 million in cash and $28.1 million in unencumbered securities, including $23.3 million in Agency MBS. The combined $41.4 million of unencumbered liquidity represents approximately 10% of outstanding repurchase agreements.

Management Overview

Steven R. Mumma, Co-Chief Executive Officer, President and Chief Financial Officer of the Company, commented on the Company’s third quarter results. “Market conditions in the 2008 third quarter were highly volatile, with Fannie Mae and Freddie Mac being placed into federal conservatorship, Lehman Brothers Holdings filing for bankruptcy and going concern threats at several large financial institutions. These events coupled with other global market dislocations caused global credit markets to seize up and altered the historical relationship between LIBOR and the Fed Funds Rate.”

“While credit markets and the interest rate environment in September were extremely challenging for participants in our industry, the Company continued to successfully roll its repurchase agreement financing and maintained its target leverage ratio of 7 to 1. Although the higher LIBOR rates experienced in the 2008 third quarter had a slightly negative drag on earnings and remained high for most of October as compared to its historical relationship with the Fed Funds Rate, we are encouraged by the recent decline in LIBOR and are hopeful that the recent actions by central banks and governments around the world will return LIBOR to its historical relationship with the Fed Funds Rate.”

Results from Operations

For the quarter ended September 30, 2008, the Company reported consolidated net income of $1.0 million, or $0.11 per common share, as compared to a net loss of $20.7 million for the quarter ended September 30, 2007, or $11.39 per common share. The $21.7 million increase in net income for the quarter ended September 30, 2008 as compared to the same period in 2007 was due primarily to a $1.9 million increase in net interest income and a $18.4 million reserve for the deferred tax asset taken in the third quarter of 2007.

For the nine months ended September 30, 2008, the Company reported a net loss of $19.0 million, or $2.39 per common share, as compared to a net loss of $39.7 million, or 21.88 per common share for the nine months ended September 30, 2007. The net loss of $19.0 million for the nine months ended September 30, 2008 was due to a consolidated net loss of $21.3 million during the first quarter ended March 31, 2008, which was primarily the result of losses incurred on the Company’s sale of $592.8 million in Agency MBS and the termination of related interest rate hedges in response to the March 2008 market disruptions.

Book value per common share as of September 30, 2008 was $4.09. Included in book value was an unrealized mark-to-market loss of $15.7 million, or $1.69 per common share, related to the MBS portfolio and derivative instruments.

Portfolio Results

The following table summarizes the Company’s investment portfolio of residential MBS and mortgage loans held in securitization trusts at September 30, 2008, classified by relevant categories:

(dollars in thousands)
	Current Par Value	Carrying Value	Coupon	Yield
Agency Hybrid ARMs MBS	$260,735	$262,347	5.16%	4.78%
Agency Backed CMO Floaters	204,506	195,405	3.51%	4.02%
Non-Agency CMO Floaters	27,270	21,773	3.43%	17.54%
NYMT Retained Securities	3,356	617	5.73%	19.35%
Loans Held in Securitization Trusts	356,682	357,533	5.58%	5.48%
Total/Weighted Average	$852,549	$837,675	4.89%	5.36%

As of September 30, 2008, the Company had $480.1 million of MBS securities, 96% of which were Agency MBS, while 4% were AAA rated non-Agency MBS. The MBS portfolio was financed with $406.3 million of repurchase agreements with an average haircut of 9% as of September 30, 2008.

As of September 30, 2008 the Company had $357.5 million of loans held in securitization trusts permanently financed with $345.7 million of collateralized debt obligation, resulting in a net equity investment of $11.8 million by the Company. As of September 30, 2008, delinquencies greater than 60 days on loans held in securitization trusts represented 1.65% of the loan portfolio. As of September 30, 2008, the Company had reserves totaling $1.4 million for loan losses on these loans. In addition, as of September 30, 2008, the Company’s balance sheet included three real estate owned properties related to loans held in securitization trusts totaling approximately $1.4 million, representing approximately 0.40% of the Company’s loan portfolio.

As of September 30, 2008, the Company had approximately $1.5 million of loan repurchase requests related to the Company’s discontinued operations, as compared to $4.4 million at December 31, 2007. As of September 30, 2008, the Company had reserves totaling approximately $0.5 million for losses that may be incurred as a result of the loan repurchase requests.

Conference Call
On Friday, November 7, 2008, at 9:00 a.m. Eastern Time, New York Mortgage Trust's executive management is scheduled to host a conference call and audio webcast to discuss the Company's financial results for the third quarter ended September 30, 2008. The conference call dial-in number is (303) 262-2053 or (800) 257-2182. The replay will be available until Friday, November 14, 2008, at 11:59 p.m., and can be accessed by dialing (303) 590-3000 or (800) 405-2236 and entering passcode 11122187#.  A live audio webcast of the conference call can be accessed via the Internet, on a listen-only basis, at http://www.earnings.com or at the Investor Relations section of the Company's website at http://www.nymtrust.com. Please allow extra time, prior to the call, to visit the site and download the necessary software to listen to the Internet broadcast. The online archive of the webcast will be available for approximately 90 days.

Third quarter 2008 financial and operating data can be viewed on Form 10-Q, which is expected to be filed on or before November 14, 2008.

About New York Mortgage Trust
New York Mortgage Trust, Inc. is a self-advised real estate investment trust (REIT) in the business of investing in and managing a portfolio of Agency mortgage-backed securities (MBS), prime credit quality residential adjustable rate mortgage (ARM) loans and non-agency mortgage-backed securities. As a REIT, the Company is not subject to federal income tax, provided that it distributes at least 90% of its REIT income to stockholders.

For Further Information

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Steven R. Mumma, Co-CEO, President,	Joe Calabrese (General) 212-827-3772
Chief Financial Officer	Scott Eckstein (Analysts) 212-827-3776
Phone: 212-792-0109
Email: smumma@nymtrust.com

Certain statements contained in this press release may be deemed to be forward-looking statements that predict or describe future events or trends. The matters described in these forward-looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control. The Company faces many risks that could cause its actual performance to differ materially from the results predicted by its forward-looking statements, including, without limitation, changes in business conditions and the general economy, a rise in interest rates or an unfavorable change in prepayment rates may cause a decline in the market value of the Company's assets, borrowings to finance the purchase of assets may not be available on favorable terms, the Company may not be able to maintain its qualification as a REIT for federal tax purposes, the Company may be exposed to the risks associated with investing in mortgage loans, including changes in loan delinquencies, and the Company's hedging strategies may not be effective. The reports that the Company files with the Securities and Exchange Commission contain a more detailed description of these and many other risks to which the Company is subject. Because of those risks, the Company's actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by its forward- looking statements. The information set forth in this news release represents management's current expectations and intentions. The Company assumes no responsibility to issue updates to the forward-looking matters discussed in this press release.

FINANCIAL TABLES FOLLOW

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except per share data)
(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2008	2007	2008	2007
REVENUE:
Interest income-investment securities and loans held in securitization trusts	$10,324	$12,376	$34,332	$38,987
Interest expense-investment securities and loans held in securitization trusts	6,692	11,212	23,997	36,188
Net interest income from investment securities and loans held in securitization trusts	3,632	1,164	10,335	2,799

Interest expense - subordinated debentures	(913)	(895)	(2,768)	(2,671)
Interest expense - convertible preferred debentures	(537)	—	(1,612)	—
Net interest income	2,182	269	5,955	128
OTHER EXPENSE:
Loan losses	(7)	(99)	(1,462)	(1,039)
Gain (loss) on securities and related hedges	4	(1,013)	(19,927)	(4,834)
Total other expense	(3)	(1,112)	(21,389)	(5,873)
EXPENSES:
Salaries and benefits	258	178	988	674
Marketing and promotion	36	37	128	99
Data processing and communications	74	50	212	143
Professional fees	367	266	1,065	471
Depreciation and amortization	74	93	223	242
Other	626	222	2,210	393
Total expenses	1,435	846	4,826	2,022
INCOME (LOSS) FROM CONTINUING OPERATIONS	744	(1,689)	(20,260)	(7,767)
Income (loss) from discontinued operation - net of tax	285	(19,027)	1,294	(31,886)
NET INCOME (LOSS)	$1,029	$(20,716)	$(18,966)	$(39,653)
Basic income (loss) per share	$0.11	$(11.39)	$(2.39)	$(21.88)
Diluted income (loss) per share	$0.11	$(11.39)	$(2.39)	$(21.88)
Weighted average shares outstanding-basic	9,320	1,818	7,924	1,812
Weighted average shares outstanding- diluted	9,320	1,818	7,924	1,812

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollar amounts in thousands, except per share data)
(unaudited)

	September 30, 2008	December 31, 2007
ASSETS
Cash and cash equivalents	$13,307	$5,508
Restricted cash	278	7,515
Investment securities - available for sale	480,142	350,484
Accounts and accrued interest receivable	3,461	3,485
Mortgage loans held in securitization trusts (net)	357,533	430,715
Derivative assets	1,752	416
Prepaid and other assets	2,157	2,262
Assets related to discontinued operation	5,841	8,876
Total Assets	$864,471	$809,261
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Financing arrangements, portfolio investments	$406,295	$315,714
Collateralized debt obligations	345,734	417,027
Derivative liabilities	—	3,517
Accounts payable and accrued expenses	5,680	3,752
Subordinated debentures	45,000	45,000
Convertible preferred debentures	19,665	-
Liabilities related to discontinued operation	3,967	5,833
Total liabilities	826,341	790,843
Commitments and Contingencies
Stockholders' Equity:
Common stock, $0.01 par value, 400,000,000 shares authorized, 9,320,094 shares issued and outstanding at September 30, 2008 and 1,817,927 shares issued and outstanding at December 31, 2007	93	18
Additional paid-in capital	151,725	99,357
Accumulated other comprehensive loss	(15,715)	(1,950)
Accumulated deficit	(97,973)	(79,007)
Total stockholders' equity	38,130	18,418
Total Liabilities and Stockholders' Equity	$864,471	$809,261